Exhibit 99.1

Independence Realty Trust Announces Fourth Quarter and Full Year 2023 Financial Results
Introduces Full Year 2024 Guidance

PHILADELPHIA – (BUSINESS WIRE) – February 14, 2024 — Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, today announced its fourth quarter and full year 2023 financial results and provided its full year 2024 guidance.
Fourth Quarter Highlights
•Net loss available to common shares of $40.5 million for the quarter ended December 31, 2023 compared to net income available to common shares of $33.6 million for the quarter ended December 31, 2022.
•Loss per diluted share of $0.18 for the quarter ended December 31, 2023 compared to earnings per diluted share of $0.15 for the quarter ended December 31, 2022.
•Same-store portfolio net operating income (“NOI”) growth of 3.3% for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022.
•Core Funds from Operations (“CFFO”) of $68.7 million for the quarter ended December 31, 2023 compared to $66.8 million for the quarter ended December 31, 2022. CFFO per share was $0.30 for the fourth quarter of 2023, as compared to $0.29 for the fourth quarter of 2022.
•Adjusted EBITDA of $95.6 million for the quarter ended December 31, 2023 compared to $93.0 million for the quarter ended December 31, 2022.
•Value add program completed renovations at 486 units during the quarter ended December 31, 2023, achieving a weighted average return on investment during the quarter of 17.1%.
Full Year Highlights
•Net loss available to common shares of $17.2 million for the year ended December 31, 2023 compared to net income available to common shares of $117.2 million for the year ended December 31, 2022.
•Loss per diluted share of $0.08 for the year ended December 31, 2023 compared to earnings per diluted share of $0.53 for the year ended December 31, 2022.
•Same-store portfolio NOI growth of 5.7% for the year ended December 31, 2023 compared to the year ended December 31, 2022.
•CFFO of $263.9 million for the year ended December 31, 2023 compared to $247.4 million for the year ended December 31, 2022. CFFO per share was $1.15 for the year ended December 31, 2023, as compared to $1.08 for the year ended December 31, 2022.
•Adjusted EBITDA of $366.8 million for the year ended December 31, 2023 compared to $346.9 million for the year ended December 31, 2022.
•Value add program completed renovations at 2,455 units during the year ended December 31, 2023, achieving a weighted average return on investment during the year of 16.1%.
2024 Guidance Highlights
•Earnings per diluted share of $0.42 at the mid-point of our guidance range.
•CFFO per share of $1.14 at the mid-point of our guidance range.
•2024 same-store NOI growth of 2.5% at the mid-point of our guidance range.

Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as, discussion of our same-store methodology.
Management Commentary
“For full year 2023, we delivered growth of 5.7% in same-store NOI and 6.5% in CFFO per share as we remained focused on driving occupancy and delivering our planned value add improvements,” said Scott Schaeffer, Chairman and CEO of IRT. “In fourth quarter 2023 and first quarter 2024-to-date, we have made notable progress advancing our Portfolio Optimization and Deleveraging Strategy, selling six non-core assets, which strengthened our balance sheet. As we look out to full year 2024, we will continue to take decisive action to drive value, prioritize higher resident retention and lower unit vacancies. We also plan to fully execute our Portfolio Optimization and Deleveraging Strategy, thereby increasing our financial flexibility and decreasing our leverage.”
Same-Store Portfolio(1) Operating Results

	Fourth Quarter 2023 Compared to Fourth Quarter 2022	Full Year 2023 Compared to Full Year 2022
Rental and other property revenue	3.7% increase	5.7% increase
Property operating expenses	4.5% increase	5.6% increase
NOI	3.3% increase	5.7% increase
Portfolio average occupancy	70 bps increase to 94.5%	70 bps decrease to 94.0%
Portfolio average rental rate	2.4% increase to $1,551	6.4% increase to $1,537
NOI Margin	30 bps decrease to 64.3%	No change -- 63.0%
(1)Same-store portfolio includes 106 properties, which represent 31,829 units.

Operating Metrics
The table below summarizes operating metrics for the same-store portfolio for the applicable periods.

	4Q 2023	1Q 2024(3)
Same-Store Portfolio(1)
Average Occupancy	94.5%	94.3%	(4)
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(4.2)%	(2.0)%
Renewal Leases	4.8%	4.5%
Blended	0.2%	2.1%
Resident Retention Rate	51.0%	52.6%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	94.9%	94.6%	(4)
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(4.4)%	(2.6)%
Renewal Leases	4.6%	4.5%
Blended	0.0%	1.8%
Resident Retention Rate	50.7%	52.1%
Value Add (21 properties with Ongoing Value Add)
Average Occupancy	93.3%	93.3%	(4)
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.4)%	0.3%
Renewal Leases	6.0%	4.4%
Blended	0.7%	3.0%
Resident Retention Rate	52.5%	54.4%
(1)Same-store portfolio includes 106 properties, which represent 31,829 units.
(2)Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for concessions, for each unit that had a prior lease and current lease that are for a term of 9-13 months.
(3)1Q 2024 average occupancy and resident retention rates are through February 12, 2024. 1Q 2024 new lease and renewal rates are for leases commencing during 1Q 2024 that were signed as of February 12, 2024.
(4)As of February 12, 2024, same-store portfolio occupancy was 94.2%, same-store portfolio excluding ongoing value add occupancy was 94.5%, and value add occupancy was 93.3%.
Portfolio Optimization and Deleveraging Strategy Update
On October 30, 2023, we announced our Portfolio Optimization and Deleveraging Strategy, which targets sales of 10 properties located in seven markets in order to exit or reduce our presence in these markets while also deleveraging our balance sheet. On January 3, 2024, we announced that four properties in four markets were sold in December 2023 for a total gross sales price of $200.7 million and proceeds from the sales were used to repay $196.8 million of debt.
As discussed further below, the six remaining assets that are part of the Portfolio Optimization and Deleveraging Strategy were classified as held for sale as of December 31, 2023. Two of these six assets were sold subsequent to December 31, 2023 and, as of the date of this release, the remaining four assets are under contract, through due diligence, and are expected to close in the first quarter of 2024. Once the sale of all 10 properties are complete, we expect to have generated $525 million in gross sales proceeds, used those proceeds to reduce our outstanding debt by approximately $519 million, reduced our net debt to Adjusted EBITDA ratio by approximately 0.8x with a $0.03 dilutive impact to CFFO, and to have exited five single asset markets.

While the four remaining properties that are part of the Portfolio Optimization and Deleveraging Strategy are under contract, there can be no assurance that the sales will be consummated at expected pricing levels, within expected time frames, or at all.
Value Add Program
We completed renovations on 486 units during the quarter ended December 31, 2023, achieving a return on investment of 17.1%, with an average cost per unit renovated of $18,264, and an average monthly rent increase per renovated unit of $260. For the twelve months ended December 31, 2023, we have completed renovations on 2,455 units, achieving a return on investment of 16.1%, with an average cost per unit renovated of $17,208, and an average monthly rent increase per renovated unit of $231. See the Value Add Summary page of our supplemental for additional information on our projects life to date as of December 31, 2023.

In addition, we’ve added several new communities to our value add program and anticipate starting renovations at those communities during the first half of 2024.
Investment Activity
Properties Held for Sale and Dispositions
In connection with our Portfolio Optimization and Deleveraging Strategy, we sold properties during the fourth quarter 2023 and first quarter 2024 as follows.

During the three months ended December 31, 2023, we sold four properties for a combined sales price of $200.7 million and we recognized a net loss on impairment of $34.8 million.

As of December 31, 2023, we had six properties classified as held for sale. We recorded an impairment charge during the three months ended December 31, 2023 related to five of the six properties in the aggregate amount of $33.0 million. We expect to recognize a gain of approximately $25.9 million upon the sale of the sixth property.

Subsequent to December 31, 2023, we sold two properties that had been classified as held for sale for gross sales proceeds of $128 million. The proceeds from all dispositions were used or will be used to reduce indebtedness.
Capital Expenditures
For the three months ended December 31, 2023, recurring capital expenditures for the total portfolio were $3.6 million, or $107 per unit. For the year ended December 31, 2023, recurring capital expenditures for the total portfolio were $19.4 million, or $576 per unit.
Dividend Distribution
On December 11, 2023, our Board of Directors declared a quarterly dividend of $0.16 per share of common stock. The fourth quarter dividend was paid on January 19, 2024 to stockholders of record at the close of business on December 29, 2023.
2024 EPS, FFO and CFFO Guidance
We are introducing 2024 EPS, FFO, and CFFO per share and same-store NOI guidance ranges. Earnings per diluted share is projected to be in the range of $0.40 to $0.44. A reconciliation of IRT's projected net income allocable to common shares to its projected CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how IRT calculates CFFO and for management’s definition and rationale for the usefulness of CFFO.

2024 Full Year EPS and CFFO Guidance(1)(2)	Low	High
Earnings per share	$0.40	$0.44
Adjustments:
Depreciation and amortization	0.87	0.87
Gain on sale of real estate assets(3)	(0.11)	(0.11)
FFO per share	1.16	1.20
Loan (premium accretion) discount amortization, net	(0.04)	(0.04)
CFFO per share	$1.12	$1.16
(1)This guidance, including the underlying assumptions presented in the table below, constitutes forward-looking information. Actual full year 2024 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”. Our guidance is based on the key guidance assumptions detailed below.
(2)Per share guidance is based on 230.9 million weighted average shares and units outstanding.
(3)Gain on sale of real estate assets includes a gain expected to be realized in Q1 2024 related to the sale of one of the properties identified as held for sale as of December 31, 2023.

2024 Guidance Assumptions
Our key guidance assumptions for 2024 are enumerated below. See definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio	2024 Outlook(1)
Number of properties/units	109 properties / 32,507 units
Property revenue growth	3.0% to 4.5%
Controllable operating expense growth	4.9% to 5.9%
Real estate tax and insurance expense growth	6.1% to 7.1%
Total operating expense growth	5.4% to 6.4%
NOI growth	1.0% to 4.0%

Corporate Expenses
General and administrative & Property management expenses	$51.5 million to $54.5 million
Interest expense(2)	$83.0 million to $85.0 million

Transaction/Investment Volume
Acquisition volume	None
Disposition volume(3)	$324 million

Capital Expenditures
Recurring	$21.0 million to $23.0 million
Value add & non-recurring	$83.0 million to $85.0 million
Development	$54.5 million to $55.5 million
(1)This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. See “Forward-Looking Statements” .
(2)Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.
(3)Includes $128 million related to the sale of two of the six properties identified as held for sale as of December 31, 2023 and $196 million related to the other four properties, which are under contract and expected to be sold in Q1 2024. We continue to evaluate our portfolio for capital recycling opportunities so actual acquisition and disposition volume could vary significantly from our projections. We undertake no duty to update these assumptions. See “Forward-Looking Statements”.

Selected Financial Information
See the schedules at the end of this earnings release for selected financial information for IRT.
Non-GAAP Financial Measures and Definitions
We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.
Conference Call
All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, February 15, 2024 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.660.9916, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A playback of the conference call can also be accessed telephonically until Thursday, February 22, 2024 by dialing 1.800.770.2030, access code 1963990.
Supplemental Information
We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.
About Independence Realty Trust, Inc.
Independence Realty Trust, Inc. (NYSE: IRT) is a real estate investment trust that owns and operates multifamily communities, across non-gateway U.S. markets including Atlanta, GA, Dallas, TX, Denver, CO, Columbus, OH, Indianapolis, IN, Raleigh-Durham, NC, Oklahoma City, OK, Nashville, TN, Houston, TX, and Tampa, FL. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity rich submarkets that offer good school districts and high-quality retail. IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, and certain actions that we expect or seek to take in connection with our Portfolio Optimization and Deleveraging Strategy and anticipated enhancements to our financial results and future growth from this strategy. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.
Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, failure to realize cost savings, efficiencies and other benefits that we expect to result from our Portfolio Optimization and Deleveraging Strategy, inability to sell certain assets, including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve rent increases and occupancy levels on account of the value add initiatives, unexpected impairments or impairments in excess of our estimates, increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.
These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Schedule I
Independence Realty Trust, Inc.
Selected Financial Information
Dollars in thousands, except per share data (unaudited)

	For the Three Months Ended
	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Selected Financial Information:
Operating Statistics:
Net (loss) income available to common shares	$(40,515)	$3,930	$10,709	$8,648	$33,631
(Loss) earnings per share -- diluted	$(0.18)	$0.02	$0.05	$0.04	$0.15
Rental and other property revenue	$166,730	$168,375	$163,601	$161,135	$162,493
Property operating expenses	$59,703	$63,300	$62,071	$59,255	$57,450
NOI	$107,027	$105,075	$101,530	$101,880	$105,043
NOI margin	64.2%	62.4%	62.1%	63.2%	64.6%
Adjusted EBITDA	$95,640	$94,415	$89,156	$87,594	$93,017
FFO per share	$0.31	$0.31	$0.28	$0.27	$0.31
CFFO per share	$0.30	$0.30	$0.28	$0.27	$0.29
Dividends per share	$0.16	$0.16	$0.16	$0.14	$0.14
CFFO payout ratio	53.3%	53.3%	57.1%	51.9%	48.3%
Portfolio Data:
Total gross assets	$6,960,554	$7,225,447	$7,117,404	$7,045,306	$7,034,902
Total number of operating properties (a)	116	120	119	119	120
Total units (a)	34,431	35,427	35,249	35,249	35,526
Portfolio period end occupancy (a)	94.6%	94.4%	94.6%	94.1%	93.6%
Portfolio average occupancy (a)	94.4%	94.6%	94.1%	93.1%	93.9%
Portfolio average effective monthly rent, per unit (a)	$1,558	$1,556	$1,538	$1,535	$1,522
Same-store portfolio period end occupancy (b)	94.7%	94.4%	94.6%	94.1%	93.5%
Same-store portfolio average occupancy (b)	94.5%	94.5%	94.1%	93.0%	93.8%
Same-store portfolio average effective monthly rent, per unit (b)	$1,551	$1,544	$1,527	$1,524	$1,514
Capitalization:
Total debt (c)	$2,549,409	$2,715,710	$2,650,805	$2,628,632	$2,631,645
Common share price, period end	$15.30	$14.07	$18.22	$16.03	$16.86
Market equity capitalization	$3,528,996	$3,245,135	$4,202,342	$3,694,970	$3,880,432
Total market capitalization	$6,078,405	$5,960,845	$6,853,147	$6,323,602	$6,512,077
Total debt/total gross assets	36.6%	37.6%	37.2%	37.3%	37.4%
Net debt to Adjusted EBITDA (d)	6.7x	7.0x	7.2x	7.3x	6.9x
Interest coverage	4.1x	4.3x	4.0x	4.0x	4.0x
Common shares and OP Units:
Shares outstanding	224,706,731	224,695,566	224,697,889	224,556,870	224,064,940
OP units outstanding	5,946,571	5,946,571	5,946,571	5,946,571	6,091,171
Common shares and OP units outstanding	230,653,302	230,642,137	230,644,460	230,503,441	230,156,111
Weighted average common shares and OP units	230,452,570	230,444,945	230,369,086	230,186,297	229,994,927
(a)Excludes our development projects (Destination at Arista and Flatirons Apartments). See definitions at the end of this release.
(b)Same-store portfolio consists of 106 properties, which represent 31,829 units.
(c)Includes indebtedness associated with real estate held for sale, as applicable.
(d)Reflects net debt to Adjusted EBITDA for each period presented, including adjustments for the timing of acquisitions and dispositions impacting quarterly EBITDA. For the five quarters ended December 31, 2023, net debt to Adjusted EBITDA excluding adjustments for these items was 6.5x, 7.0x, 7.2x, 7.3x, and 6.9x, respectively.

Schedule II
Independence Realty Trust, Inc.
Reconciliation of Net Income (Loss) to Funds from Operations and Core Funds From Operations
(Dollars in thousands, except share and per share amounts)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Funds From Operations (FFO):
Net (loss) income	$(41,654)	$34,524	$(17,807)	$120,659
Add-Back (Deduct):
Real estate depreciation and amortization	55,510	51,957	217,716	251,545
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	636	416	2,115	2,320
Loss on impairment (gain on sale) of real estate assets, net, excluding prepayment gains	57,492	(16,635)	68,447	(111,347)
FFO	$71,984	$70,262	$270,471	$263,177
FFO per share	$0.31	$0.31	$1.17	$1.15
CORE Funds From Operations (CFFO):
FFO	$71,984	$70,262	$270,471	$263,177
Add-Back (Deduct):
Other depreciation and amortization	391	204	1,252	1,304
Casualty losses (gains), net	59	(1,690)	925	(8,866)
Loan (premium accretion) discount amortization, net	(2,659)	(2,760)	(10,899)	(11,005)
Prepayment (gains) penalties on asset dispositions	(1,229)	(409)	(1,900)	(409)
Loss on extinguishment of debt	124	—	124	—
Other expense (income), net	79	(860)	743	(2,298)
Merger and integration costs	—	2,028	—	5,505
Restructuring costs	—	—	3,213	—
CFFO	$68,749	$66,775	$263,929	$247,408
CFFO per share	$0.30	$0.29	$1.15	$1.08
Weighted-average shares and units outstanding	230,452,570	229,994,927	230,364,184	228,452,958

Schedule III
Independence Realty Trust Inc.
Reconciliation from Net Income (Loss) to Same-Store Net Operating Income (a)
Dollars in thousands
(unaudited)

	For the Three Months Ended
	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Net (loss) income	$(41,654)	$3,986	$10,988	$8,872	$34,524
Other revenue	(316)	(232)	(354)	(239)	(306)
Property management expenses	6,660	7,232	6,818	6,371	6,593
General and administrative expenses	5,043	3,660	5,910	8,154	5,739
Depreciation and amortization expense	55,902	55,546	53,984	53,536	52,161
Casualty losses (gains), net	59	35	680	151	(1,690)
Interest expense	23,537	22,033	22,227	22,124	23,337
Loss on impairment (gain on sale) of real estate assets, net	56,263	11,268	—	(985)	(17,044)
Loss on extinguishment of debt	124	—	—	—	—
Other loss (income), net	79	369	72	(93)	(57)
Loss (gain) from investments in unconsolidated real estate entities	1,330	1,178	1,205	776	(242)
Merger and integration costs	—	—	—	—	2,028
Restructuring costs	—	—	—	3,213	—
NOI	$107,027	$105,075	$101,530	$101,880	$105,043
Less: Non same-store portfolio NOI	11,120	11,296	10,454	11,097	12,175
Same-store portfolio NOI	$95,907	$93,779	$91,076	$90,783	$92,868

(a)Same-store portfolio consists of 106 properties, which represent 31,829 units.

Schedule IV
Independence Realty Trust, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Interest Coverage Ratio
(Dollars in thousands)
(unaudited)

	Three Months Ended
	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Net (loss) income	$(41,654)	$3,986	$10,988	$8,872	$34,524
Add-Back (Deduct):
Interest expense	23,537	22,033	22,227	22,124	23,337
Depreciation and amortization	55,902	55,546	53,984	53,536	52,161
Casualty losses (gains), net	59	35	680	151	(1,690)
Loss on impairment (gain on sale) of real estate assets, net	56,263	11,268	—	(985)	(17,044)
Loss on extinguishment of debt	124	—	—	—	—
Merger and integration costs	—	—	—	—	2,028
Loss (gain) from investments in unconsolidated real estate entities	1,330	1,178	1,205	776	(242)
Other loss (income), net	79	369	72	(93)	(57)
Restructuring costs	—	—	—	3,213	—
Adjusted EBITDA	$95,640	$94,415	$89,156	$87,594	$93,017

INTEREST COST:
Interest expense	$23,537	$22,033	$22,227	$22,124	$23,337

INTEREST COVERAGE:	4.1x	4.3x	4.0x	4.0x	4.0x

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net (loss) income	$(41,654)	$34,524	$(17,807)	$120,659
Add-Back (Deduct):
Interest expense	23,537	23,337	89,921	86,955
Depreciation and amortization	55,902	52,161	218,968	252,849
Casualty losses (gains), net	59	(1,690)	925	(8,866)
Loss on impairment (gain on sale) of real estate assets, net	56,263	(17,044)	66,547	(111,756)
Loss on extinguishment of debt	124	—	124	—
Merger and integration costs	—	2,028	—	5,505
Loss (gain) from investments in unconsolidated real estate entities	1,330	(242)	4,488	2,360
Other loss (income), net	79	(57)	427	(822)
Restructuring costs	—	—	3,213	—
Adjusted EBITDA	$95,640	$93,017	$366,806	$346,884

INTEREST COST:
Interest expense	$23,537	$23,337	$89,921	$86,955

INTEREST COVERAGE:	4.1x	4.0x	4.1x	4.0x

Schedule V
Independence Realty Trust, Inc.
Definitions
Average Effective Monthly Rent per Unit
Average effective rent per unit represents the average of gross rent amounts, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.
Average Occupancy
Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.
Development Property
A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.
EBITDA and Adjusted EBITDA
Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses, merger and integration costs, income (loss) from investments in unconsolidated real estate entities, and restructuring costs. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.
Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)
We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.
CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization, debt extinguishment costs, merger and integration costs, and restructuring costs from the determination of FFO.
Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.
Interest Coverage
Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.
Net Debt
Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Total debt	$2,549,409	$2,715,710	$2,650,805	$2,628,632	$2,631,645
Less: cash and cash equivalents	(22,851)	(17,216)	(14,349)	(12,448)	(16,084)
Less: loan discounts and premiums, net	(44,483)	(50,772)	(53,520)	(56,256)	(59,937)
Total net debt	$2,482,075	$2,647,722	$2,582,936	$2,559,928	$2,555,624
We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.
Net Operating Income
We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses, net gains on sale of assets, merger and integration costs, and restructuring costs.
Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.
Non Same-Store Properties and Non Same-Store Portfolio
Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio
We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on value add renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the value add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on value add renovations

ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on value add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.

Total Gross Assets
Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Total assets	$6,280,175	$6,577,790	$6,517,400	$6,493,747	$6,532,095
Plus: accumulated depreciation (a)	606,404	570,966	523,446	475,001	426,097
Plus: accumulated amortization	73,975	76,691	76,558	76,558	76,710
Total gross assets	$6,960,554	$7,225,447	$7,117,404	$7,045,306	$7,034,902
(a)Includes accumulated depreciation associated with real estate held for sale, as applicable.